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Contacts:

Rick Pierce                             Chris Erdman
V.P., Finance & Investor Relations      Director of Business Development
SafeScience, Inc.                       Feinstein Kean Healthcare
(617) 422-0674                          (617) 577-8110
www.safescience.com                     www.fkhealth.com
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FOR IMMEDIATE RELEASE
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                           SAFESCIENCE, INC. RECEIVES
                 NASDAQ STAFF DETERMINATION AND REQUESTS APPEAL

     -CHIEF EXECUTIVE OFFICER COMMENTS ON FORMATIVE NEGOTIATIONS REGARDING
               POTENTIAL FINANCING AND/OR STRATEGIC PARTNERSHIP-

BOSTON, MA, JUNE 13, 2001 - SafeScience, Inc. (Nasdaq: SAFS) today reported that it had received a Nasdaq Staff Determination on June 6, 2001, indicating that the Company fails to comply with the Nasdaq Marketplace Rule 4310(c)(2)(B) requirement that a company satisfy any one of Nasdaq's minimum net tangible assets, market capitalization or earnings standards, and that its securities are, therefore, subject to delisting from the Nasdaq Small Cap Market. The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to appeal the Nasdaq Staff Determination. The appeal will stay the delisting of the Company's common stock, pending the decision of a Nasdaq Listing Qualifications Panel which is expected to hear the appeal within 45 days. There can be no assurance that the Listing Qualifications Panel will grant the Company's request for continued listing.

Bradley J. Carver, President and Chief Executive Officer of SafeScience, stated that "the Company has been in formative negotiations regarding potential financing and/or the formation of a strategic partnership for some time and although there can be no assurance that the Company will consummate such transactions, the Company believes that completion of such arrangements during the appeal process would likely cure its non-compliance with one or more of the Nasdaq listing requirements under Nasdaq Marketplace Rule 4310(c)(2)(B) thus providing the basis for its continued listing on the Nasdaq Small Cap Market."

SAFESCIENCE

SafeScience develops and licenses pharmaceutical and agricultural products. The Company's human therapeutic products include GBC-590, a unique compound to treat cancer, which is in Phase II human clinical trials, as well as, an anti-fungal compound, CAN-296, in development. In the area of agriculture, SafeScience has received U.S. EPA approval of Elexa-4(R) Plant Defense Booster, an innovative compound which stimulates the plant to protect itself against pathogens. Further information is available on SafeScience's web site: www.safescience.com
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SAFE HARBOR STATEMENT

Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including, but not limited to, risks of product development (such as failure to demonstrate efficacy or safety), risk related to FDA and other regulatory procedures, market acceptance risks, the impact of competitive products and pricing, the results of current and future licensing and other collaborative relationships, the results of financing efforts, developments regarding intellectual property rights and litigation, and other risks identified in the Company's Securities and Exchange Commission filings. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.